Registration Statement No. 333- 236725 Filed Pursuant to Rule 433 Supplementing the Preliminary Prospectus Supplement Dated October 7, 2021 (To Prospectus dated February 27, 2020) Physicians Realty L.P. Fully and unconditionally guaranteed by Physicians Realty Trust $500,000,000 2.625% Senior Notes due 2031 Issuer: Physicians Realty L.P. (the “Operating Partnership”) Guarantor: Physicians Realty Trust Aggregate Principal Amount: $500,000,000 Expected Ratings (Moody’s / S&P / Fitch): Baa2 / BBB / BBB Trade Date: October 7, 2021 Settlement Date: October 13, 2021 (T+3) Final Maturity Date: November 1, 2031 Public Offering Price: 99.789% Yield to Maturity: 2.649% Coupon: 2.625% Benchmark Treasury: UST 1.250% due August 15, 2031 Benchmark Treasury Price / Yield: 97-03 / 1.569% Spread to Benchmark Treasury: T+108 bps Interest Payment Dates: May 1 and November 1 of each year, commencing May 1, 2022 Record Dates: April 15 and October 15 of each year CUSIP/ISIN: 71943UAA2 / US71943UAA25 Optional Redemption: The Operating Partnership may, at its option, redeem the notes, in whole at any time or in part from time to time, in each case prior to August 1, 2031 (three months prior to the stated maturity date of the notes) (the “Par Call Date”), for cash, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal of, and interest on the notes to be redeemed that would be due if the notes matured on the Par Call Date, exclusive of unpaid interest, if any, accrued to, but not including, the redemption date, discounted to such redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 20 basis points, plus, in each case unpaid interest, if any, accrued to, but not including, such redemption date. At any time on or after the Par Call Date, the Operating Partnership may, at its option, redeem the notes, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus unpaid interest, if any, accrued to, but not including, the related redemption date. Joint Book-Running Managers: J.P. Morgan Securities LLC Credit Agricole Securities (USA) Inc. PNC Capital Markets LLC Co-Managers: BofA Securities, Inc. BMO Capital Markets Corp. Capital One Securities, Inc. RBC Capital Markets, LLC Regions Securities LLC Morgan Stanley & Co. LLC Comerica Securities, Inc. Huntington Securities, Inc. Samuel A. Ramirez & Company, Inc. Synovus Securities, Inc. Truist Securities, Inc. Roberts & Ryan Investments, Inc. Physicians Realty Trust and the Operating Partnership have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Physicians Realty Trust and the Operating Partnership have filed with the SEC, including the prospectus supplement, for more complete information about Physicians Realty Trust, the Operating Partnership and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Physicians Realty Trust, the Operating Partnership, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Credit Agricole Securities (USA) Inc. at (866) 807-6030 or PNC Capital Markets LLC at (855) 881-0697.